Exhibit 4.28

AMENDATORY CREDIT CAL6068647586 April 16, 2019 I Yatra Online Private Limited Unit No 1101-03, Tower-B, 11thFioor, Unitech Cyber Park, Sector-39 i Gurgaon, India-122001 ' .--'· ·:.,; : ·; Attention: Mr. Alol< Vaish Dear Sir: Please refer to the Credit Arrangement Letter no. CAL930636745810 dated June 22,2018 (the "'CAL"'), issued to you by ICICI Bank Limited (the "'Bank") wherein the Bank has agreed to provide I provided to you financial assistance not exceeding Rs. 1100.0 million (thr-; ''Facility..') on the terms and conditions contained therein. At your request, we are agreeable for modifications of the existing terms and conditions of the CAL to the extent specified in the Annexure hereto, which Annexure shall be deemed to be part of this letter. This letter shall be read in conjunction with the CAL and be construed as if the provisions of this letter were incorporated therern by way of addition. To the extent of any inconsistency between the terms of this letter and the CAL, the provisions of this letter shall prevail. Save for changes specified hereinabove, all the other terms and conditions of the CAL shall remain unchanged and in full force and effect. Please note that this communication should not be construed as giving rise to any binding obligation on the part of ICICI Bank unless you have returned the duplicate copy of this ietter duly signed by you in token of acceptance hereof and signed I executed the agreements I documents in connection with the Facility by May 27, 2019 or such further time as may be allowed by ICICI Bank in writing in its absolute discretion. !.:or Yaira Online Private Umite0 Approved and accepted by the Borrower: Signature(s): _ Date:--------'---110 ICICI Bank Limited ICICI Bank Tower NBCC Place, Pragati Vihar, Bhishma Pitamah Marg New Delhi - 110003. Regd. Office : ICICI Bank Tower, Near Chakli Circle, Old Padra Road, Vadodara 390 007, India. Corp. Office : ICICI Bank Towers, Bandra.Kurla Complex, Mumbai 400051,India. Tel.:+91-11-24390000 Fax:+91-11-24390070 Website www.icicibank.com CIN :L65190GJ1994PLC021012 ARRANGEMENT LETTER

ICICI Bank

Annexure

The following clause stands modified as follows:

Clause	Existing term	Revised term
Security	i) First pari passu charge on the Current assets and moveable and immoveable fixed assets of the Borrower excluding charge over cash margin account no. 002105023538and collection accounts of the Borrower with account no. 000705023846 and 031405000890 maintained with ICICI Bank. The current assets shall not include those shares of Air Travel Bureau (ATB) held by the Company over which Innoven Capital has an exclusive charge.	i) First pari passu charge on the Current assets except receivables of TCS and on movable and immoveable fixed assets of the Borrower excluding charge over cash margin account no. 002105023538and collection accounts of the Borrower with account no. 000705023846 and 031405000890 maintained with ICICI Bank. The current assets shall not include those shares of Air Travel Bureau (ATB) held by the Company over which Innoven Capital has an exclusive charge. The receivables accruing to the borrower from TCS to American Express subject to the following: • Yatra Online Pvt Ltd (YOPL) to execute necessary facility/security documents to the satisfaction of ICICI Bank Ltd and charges filed with registrar of companies • Maintaining stipulated cover of 1.2 times on open exposure of ICICI Bank Rs 500.0 million by way of corporate debtors for less than 60 days • Maintaining unencumbered liquidity excluding liquidity of ATB of atleast Rs 300.0 million on monthly basis • Proceeds from American Express shall be routed through ICICI Bank collection account
	ii) Exclusive charge on Cash margin account no. 002105023538 and collection accounts of the Borrower with account no.	ii) Exclusive charge on Cash margin account no. 002105023538 and collection accounts of the Borrower with account no. 000705023846 and

For Yatra Online Private Limited

Authorised Signatory

ICICI BANK LIMITED NEW DELHI NBCC PLACE

current account float of a non non-checking the tenor maintain '!'600.0 Bank. iii) The Borrower to maintain account float of < 600.0 milli ICICIbank m a account during the tenor Facility current on with of the iii)The Borrower to million with ICICI bank in checking account during of the Facility.